Exhibit (m)(1)(e)

CLASS A DISTRIBUTION AND SERVICE PLAN

SCHEDULE A

PF AIM Blue Chip Fund

PF AIM Aggressive Growth Fund

PF Goldman Sachs Short Duration Bond Fund

PF INVESCO Health Sciences Fund

PF INVESCO Technology Fund

PF Janus Growth LT Fund

PF Lazard International Value Fund

PF MFS International Large-Cap Fund (formerly called Global Growth)

PF PIMCO Inflation Managed Fund

PF PIMCO Managed Bond Fund

PF Pacific Life Money Market Fund

PF Putnam Equity Income Fund

PF Salomon Brothers Large-Cap Value Fund

PF Van Kampen Comstock Fund (formerly called Strategic Value)

PF Van Kampen Mid-Cap Growth Fund

PF Portfolio Optimization Model A Fund1

PF Portfolio Optimization Model B Fund1

PF Portfolio Optimization Model C Fund1

PF Portfolio Optimization Model D Fund1

PF Portfolio Optimization Model E Fund1

1        Section 1 of the Class A Distribution and Service Plan is amended with respect to the Portfolio Optimization Funds to provide that 100% of the Distribution Fee and 100% of the Servicing Fee shall be waived with respect to the Class A Shares of the Portfolio Optimization Funds for so long as the Portfolio Optimization Funds invest primarily in Class A Shares of other series of Pacific Funds (“underlying funds”) and indirectly bear the Class A Distribution and Servicing Fees of such underlying funds.

Effective: December 31, 2003